EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	November 7, 2003

Omaha, NE (BRK.A; BRK.B) – Revenues and earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the third quarter and nine months ended September 30, 2003 and 2002 are summarized below. Earnings are stated on an after-tax basis (dollar amounts are in millions, except per share amounts).

	Third Quarter		First Nine Months

	2003	2002	2003	2002

Revenues:	$18,232	$10,603	$44,004	$30,139

Earnings:
Insurance-underwriting	$258	$(65)	$704	$(64)
Insurance-investment income	519	536	1,682	1,514
Non-insurance businesses	610	536	1,594	1,407
Interest expense and other	(34)	(30)	(99)	(62)

Earnings before realized investment gains	1,353	977	3,881	2,795
Realized investment gains	453	164	1,884	307

Net earnings	$1,806	$1,141	$5,765	$3,102

Average Class A equivalent shares outstanding	1,535,530	1,534,063	1,535,146	1,532,928
Net earnings per share	$1,176	$744	$3,755	$2,024

Four factors should be considered in evaluating these figures.

1.	Revenues in the third quarter and the first nine months grew abnormally because of the acquisition of McLane Company, one of the nation’s largest wholesale distributors of grocery and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants, theaters and others. McLane has annual revenues of about $22 billion but operates in a very low margin business with pre-tax profits averaging about 1% of revenues. McLane was acquired on May 23 and though only about four months of McLane’s operations were included in the first nine months, revenues increased by approximately $6.1 billion in the third quarter and $7.8 billion in the first nine months due to this acquisition. On an annualized basis the acquisition of McLane will have the effect of increasing the revenues of Berkshire by about 50%, an increase far out of proportion to the change in enterprise value produced by the McLane acquisition.

2.	Approximately $945 million of the first nine months after-tax realized investment gains arose from sales of U.S. Government securities (see highlights of first nine months results which follow).

3.	The amount of realized investment gains in any period is meaningless for analytical purposes. Shareholders and others should focus their attention on earnings before realized investment gains.

4.	There were no major insured catastrophes during the first nine months of 2003 and Berkshire’s underwriting results benefited from this benign environment.

Even after allowance for the modifying factors listed above, earnings for the third quarter and first nine months of 2003 were more than satisfactory. Some highlights:

1.	Float grew by $2.6 billion during the first nine months, reaching $43.8 billion on September 30. Berkshire gets the earnings from these funds, though they don’t belong to the Company.

2.	The “cost” of this float was far less than zero. Berkshire had a pre-tax underwriting profit of $402 million for the third quarter and $1.1 billion for the first nine months. All of our insurance operations are performing very well.

3.	GEICO’s premium volume increased by 15.6% for the third quarter and 16.4% for the first nine months. Due to lower rate increases, premium growth will likely moderate to about 15% in the fourth quarter.

4.	Cash equivalents increased from $10.3 billion to $27.0 billion during the first nine months. These figures exclude cash held in Berkshire’s finance and financial products operations. About $9.1 billion came from the sale of virtually all of the long-term U.S. Government securities held in Berkshire’s actively managed, fixed-income portfolio during the first half of the year.

Coincident with the issuance of this press release, we are posting our third quarter interim shareholders’ report on the Internet where it can be accessed via berkshirehathaway.com. There’s much additional detail in this report and we urge all shareholders and the press to read it.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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